Exhibit C

                                    GPU, Inc.
                  300 Madison Avenue, Morristown, NJ 07962-1911


                                   Certificate


         Pursuant to the requirements of Rule 58 of the Public Utility Holding Company Act of 1935, the undersigned certifies that:

                 A copy of quarterly report on Form U-9C-3, for the period ended June 30, 1999, was filed with the state commissions having jurisdiction over the electric retail rates of GPU's public utility subsidiary companies. The names and addresses of these state commissions are as follows:

                     New Jersey Division of Energy
                     Board of Public Utilities
                     Two Gateway Center
                     Newark, NJ 07102

                     Commonwealth of Pennsylvania*
                     Public Utility Commission
                     P.O. Box 3265
                     Harrisburg, PA 17105-3265



*A conformed copy of the publicly available report was filed with the Pennsylvania Public Utility Commission.




November 30, 1999
                        By    /s/ P. E. Maricondo
                              ---------------------------------
                              P. E. Maricondo, Vice President,
                              Comptroller and Chief Accounting
                              Officer





Note:         Pennsylvania  Electric  Company  ("Penelec")  is also  subject  to
----          retail rate  regulation by the New York Public Service  Commission with respect to retail service to approximately 3,700 customers in Waverly, New York served by Waverly Electric Power & Light
              Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.